U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

================================================================================
1. Name and Address of Reporting Person

Clearwater Offshore Fund Ltd.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

c/o New World Trustees (Bahamas) Limited
Euro Canadian Centre, Marlboro Street
--------------------------------------------------------------------------------
                                    (Street)

P.O. Box 4465, Nassau, Bahamas
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


Infinite Machines Corp. - IMCI
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

December 31, 1997
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|  Director                             |_|  10% Owner
   |_|  Officer (give title below)           |X|  Other (specify below)*

*  Member of 13(d) group owning more than 10%
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Comon Stock                            9/25/97       P4              20,000      A      $1.5375                 D
------------------------------------------------------------------------------------------------------------------------------------
Comon Stock                            9/26/97       P4              10,000      A      $1.6250                 D
------------------------------------------------------------------------------------------------------------------------------------
Comon Stock                            9/30/97       P4              25,000      A      $1.5656                 D
------------------------------------------------------------------------------------------------------------------------------------
Comon Stock                           11/26/97       P4               7,000      A      $0.75                   D
------------------------------------------------------------------------------------------------------------------------------------
Comon Stock                           11/28/97       P4              88,500      A      $0.9754                 D
------------------------------------------------------------------------------------------------------------------------------------
Comon Stock                           12/17/97       P4              30,500      A      $1.0159                 D
------------------------------------------------------------------------------------------------------------------------------------
Comon Stock                           12/18/97       P4               1,100      A      $1.00                   D
------------------------------------------------------------------------------------------------------------------------------------
Comon Stock                           12/29/97       P4              15,000      A      $1.0292  197,100        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

* Clearwater Offshore Fund Ltd. ("Clearwater Offshore") and Clearwater Fund IV, LLC ("Clearwater LLC"), constitute a "group" owning more than 10% of the outstanding shares of Common Stock of the Issuer for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, by virtue of the fact that Hans Frederic Heye, the Managing Member of Clearwater LLC is the President of Clearwater Futures, Inc., the trading manager of Clearwater Offshore.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

CLEARWATER OFFSHORE FUND LTD.
By: MANNING CONSULTANT LTD., as Director
By: FALKIRK S.A., its Attorney-in Fact

/s/ Carol Goodwin                                                6/29/98
---------------------------------------------            -----------------------
Carol Goodwin, Director
**Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.